Exhibit 5

Opinion of Counsel

Drinker Biddle & Reath LLP

600 Campus Drive

Florham Park, New Jersey 07932

July 24, 2015

C. R. Bard, Inc.

730 Central Avenue

Murray Hill, New Jersey 07974

Re:	2012 Long Term Incentive Plan of C. R. Bard, Inc. (as Amended and Restated)

Ladies and Gentlemen:

We have acted as special New Jersey counsel to C. R. Bard, Inc., a New Jersey corporation (the “Company”), in connection with a Registration Statement on Form S-8 (the “Registration Statement”) filed under the Securities Act of 1933, as amended (the “Act”), relating to the offer and sale by the Company of up to 1,500,000 shares of the Company’s common stock, par value $.25 per share (the “Shares”), which may be issued pursuant to the 2012 Long Term Incentive Plan of C. R. Bard, Inc. (as Amended and Restated) (the “LTIP”).

We have examined and relied upon originals or copies, certified or otherwise identified to our satisfaction, of the Company’s Restated Certificate of Incorporation, as amended, the Company’s Amended and Restated By-Laws, the LTIP, minutes and resolutions of the Company’s Board of Directors, and the Registration Statement, together with exhibits filed as a part thereof, and such other documents and corporate records, including certificates of public officials, relating to the Company and the issuance of the Shares as we have deemed appropriate.

In all cases, we have assumed the legal capacity of each natural person signing any of the documents and corporate records examined by us, the genuineness of signatures, the authenticity of documents submitted to us as originals, the conformity to authentic original documents of documents submitted to us as copies and the accuracy and completeness of all corporate records and other information made available to us by the Company.

Based upon the foregoing, we are of the opinion that:

1. The Company is validly existing under the laws of the State of New Jersey.

2. The Shares have been duly authorized and, when sold in the manner and for the consideration contemplated by the LTIP and the Registration Statement, will be validly issued, fully paid and non-assessable.

We are members of the Bar of the State of New Jersey, and we do not express any opinion herein concerning any laws other than the laws of the State of New Jersey.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name therein. By giving the foregoing consent, we do not admit that we are persons whose consent is required under Section 7 of the Act or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

/s/ DRINKER BIDDLE & REATH LLP